Exhibit 16

June 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read paragraphs one through three of Item 4 included in the Form 8-K dated June 20, 2002 of Bayou Steel Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By:  ___________________________
        Timothy B. Garraway

cc:    Mr. Richard J. Gonzalez
        Chief Financial Officer, Bayou Steel Corporation


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